EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Coinstar, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-30985, 333-89975, 333-63108, 333-98297, 333-100870, 333-120547, 333-127293, 333-147087 and 333-161134) on Form S-8 and registration statements (Nos. 333-123326, 333-130000, 333-155691, 333-157552, 333-157553, and 333-161523) on Form S-3 of Coinstar, Inc. of our reports dated February 9, 2011, with respect to the consolidated balance sheets of Coinstar, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of net income, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of Coinstar, Inc.

/s/ KPMG LLP

Seattle, Washington

February 9, 2011